Execution Version
September 12, 2025

Via E-Mail
LivePerson, Inc.
530 7th Avenue, Floor M1
New York, New York 10018
Attention: John Collins; Monica Greenberg
Email: jcollins@liveperson.com;mgreenberg@liveperson.com

CC:

U.S. Bank Trust Company, National Association
633 West Fifth Street, 24th Floor
Los Angeles, California 90071
Attention. B. Scarbrough (LivePerson, Inc.)
Email: bradley.scarbrough@usbank.com

Shipman & Goodwin LLP
One Constitution Plaza
Hartford, Connecticut 06103
Attention: Nate Plotkin
Email: nplotkin@goodwin.com

RE: Exchange Agreement MFN Provision

Reference is made to (i) that certain Exchange Agreement, dated as of May 13, 2024 (as amended by that certain First Amendment to Exchange Agreement, dated as of June 3, 2024, and as further amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “1L Exchange Agreement”), by and between LivePerson, Inc., a Delaware corporation (the “Company”), and Lynrock Lake Master Fund LP (the “1L Noteholder”), (ii) that certain Exchange Agreement, dated as of August 11, 2025 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “2L Exchange Agreement”), by and among the Company and each of the holders of the Existing Other Notes listed therein, (iii) that certain Indenture, dated as of June 3, 2024 (as amended, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “1L Indenture”), by and among the Company, the subsidiary guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent and (iv) that certain Indenture, dated as of the date hereof (the “2L Indenture”), by and among the Company, the subsidiary guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent. Any capitalized term used and not defined herein shall have the meaning ascribed to such term in the 1L Exchange Agreement.
Pursuant to clause (a) of Schedule III to the Exchange Agreement, the Noteholder is hereby providing notice that the Exchange Agreement, the New Secured Notes, and each other applicable agreement shall hereby be deemed amended and modified as follows:

1.Section 5.3 (Indemnity) of the 2L Exchange Agreement is hereby incorporated into the 1L Exchange Agreement, mutatis mutandis.

2.Section 1.01 of the 1L Indenture is hereby amended by adding the following definitions thereto:

Execution Version
“2L Indenture” means that certain Indenture, dated as of September 12, 2025, by and among the Company, the subsidiary guarantors party thereto from time to time and U.S. Bank Trust Company, National Association, as trustee and collateral agent.
“Italian Golden Power Authority” means the Presidency of the Italian Council of Ministries (Presidenza del Consiglio dei Ministri) or any other office or department within the Italian government responsible from time to time for issuing the Italian Golden Power Clearance.
“Italian Golden Power Clearance” means the clearance, approval and/or consent whether express or implied (due to the expiration of the applicable review period, including any extension thereof, without any decision, communication or act by the Italian Golden Power Authority) from the Italian Golden Power Authority to perform the relevant transaction and/or implement the relevant resolution, also by way of a resolution by the Italian Golden Power Authority not to exercise its special powers, or, alternatively, the adoption of a resolution by the Italian Golden Power Authority excluding the applicability of the Italian Golden Power Legislation.
“Italian Golden Power Clearance Date” means the date of receipt of the Italian Golden Power Clearance.
“Italian Golden Power Legislation” means the Italian Law Decree (decreto legge) No. 21 of March 15, 2012, as converted into law and amended by Italian Law No. 56 of May 11, 2012 as subsequently amended and supplemented, and including the relevant implementing decrees, including among others the Italian Prime Ministerial Decree No. 108 of June 6, 2014, and the Italian Prime Ministerial Decrees No. 179 of December 18, 2020, and No. 180 of December 23, 2020, adopted from time to time in relation to the abovementioned laws and regulations.
“Italian Pledge” has the meaning specified in Section 4.15(d).
“Security Representative” shall have the meaning specified in Section 13.01(i).

3.The definition of “Permitted Indebtedness” in the 1L Indenture is hereby amended by amending and restating clause (b)(iv) thereof as follows:

(iv)(A) does not amortize and does not provide for payment of any cash interest prior to December 15, 2026 and (B) solely in the case of any Junior Indebtedness (as defined in the 2L Indenture), does not amortize and does not provide for cash payment of any principal, interest, fees, premiums or other amounts to the holders of such Indebtedness prior to the 91st day immediately following the Maturity Date (as defined in the 2L Indenture);

4.The definition of “Excluded Property” in the 1L Indenture is hereby amended by amending and restating the proviso at the end of such definition as follows:

provided, however, that Excluded Property shall not include any Proceeds, dividends, distributions, income, economic value, economic interest, substitutions or replacements of any Excluded Property unless such Proceeds, dividends, distributions, income, economic value, economic interest, substitutions or replacements would independently constitute Excluded Property; provided, further, that Excluded Property shall not include any asset or property that does not constitute “Excluded Property” (or similar term) (as defined in the 2L Indenture).

5.Section 4.14 of the 1L Indenture is hereby amended by amending and restating clause (a) thereof as follows:

(a)in the form of Junior Indebtedness that is otherwise permitted under this Indenture.

6.Section 4.15 of the 1L Indenture is hereby amended by adding the following clause (d) thereto:

Execution Version
(d) The Company undertakes to procure that, no earlier than the Italian Golden Power Clearance Date and no later than seventy-five (75) days following the Italian Golden Power Clearance Date, the Notes will be secured by a perfected security interest in the quota representing 65% of the quota of LivePerson Italy S.r.l, subject to Permitted Liens and applicable Italian Requirements of Law (the “Italian Pledge”).

7.Section 6.01(e) of the 1L Indenture is hereby amended by adding a reference to Section 4.15(d) thereto.

8.Section 6.01(g) of the 1L Indenture is hereby amended by adding the word “, premium” immediately following the first usage of the word “principal” appearing in clause (ii) thereof.

9.Section 12.01 of the 1L Indenture is hereby amended by adding the words “(other than any Subsidiary Guarantor)” after the words “any incorporator, stockholder, employee, agent, Officer or director or Subsidiary” appearing therein.

10.Section 13.01 of the 1L Indenture is hereby amended by adding the following clauses (i), (j) and (k) thereto:

(i) The Holders of the Notes, by accepting a Note, hereby appoint the Collateral Agent as agent with representative powers (mandatario con rappresentanza) of the Holders of the Notes pursuant to article 1704 of the Italian Civil Code (the “Security Representative”) including, without limitation, for the purposes of (i) executing, confirming, extending, amending and/or releasing (as applicable), in their name and on their behalf, any Italian law Security Document (including the Italian Pledge) in customary forms as determined by the Company in good faith (as evidenced by an Officer’s Certificate) and (ii) entitling it to exercise in the name and on behalf of itself, the Trustee and the Holders of the Notes all their rights (including any rights before any court and judicial proceedings) relating to the security interests created pursuant to the Italian law Security Documents (including the Italian Pledge).

(j) Each Holder of the Notes from time to time, by accepting a Note, shall be deemed:

(i) to have agreed to appoint, and accepted the appointment of, the Collateral Agent as the Security Representative; and

(ii) to have agreed and acknowledged that the Collateral Agent will administer the Italian Collateral in accordance with this Indenture and the relevant Security Documents.

(k) The Collateral Agent hereby accepts its appointment as the Security Representative under the Security Documents, and its authorization to so act on such Holders’ and the Trustee’s behalf (including in its capacity as mandatario con rappresentanza).

11.Section 17.07 (Foreign Currency) of the 2L Indenture is hereby incorporated into the 1L Indenture, mutatis mutandis.

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Execution Version
Sincerely,

Lynrock Lake Master Fund LP
By: Lynrock Lake Partners LLC, its general partner

By: _/s/ Cynthia Paul___________________________
Name: Cynthia Paul
Title: Member

Execution Version

Acknowledged and Agreed:

LivePerson, Inc.

By: _/s/ John Collins____________________
Name: John Collins
Title: Chief Operating Officer and Chief Financial Officer